Exhibit 99.2

DURECT Announces Sale of 4,444,444 Shares of Common Stock, Raising Proceeds of $10 Million

CUPERTINO, CA, September 11, 2009 /PRNewswire-FirstCall/ — DURECT Corporation (Nasdaq: DRRX) today reported that it has entered into a privately negotiated transaction to sell 4,444,444 primary shares of common stock to affiliates of Venrock at a price of $2.25 per share, raising net proceeds to DURECT of approximately $10 million. DURECT expects the financing to close on or about September 18, 2009, subject to customary closing conditions.

A shelf registration statement relating to the shares of common stock to be issued in the offering has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from the Company by contacting DURECT Corporation, 2 Results Way, Cupertino, CA 95014 or through the SEC’s electronic data system called IDEA (formerly EDGAR) at www.sec.gov. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of shares of DURECT’s common stock. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

ABOUT DURECT CORPORATION

DURECT is an emerging specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR™, and TRANSDUR™-Sufentanil.

About Venrock

Venrock is a premier venture capital firm with offices in Palo Alto, New York, Cambridge, MA, and Israel. Originally established as the venture capital arm of the Rockefeller family, Venrock continues the eight-decade tradition of partnering with entrepreneurs to establish successful, enduring companies. Having invested $2.4 billion in 437 companies resulting in 124 IPOs over the past 40 years, Venrock’s investment returns place it among the top tier venture capital firms that have achieved consistently superior performance. With a primary focus on technology, healthcare, and energy, portfolio companies have included Adify, Adnexus Therapeutics, Apple Computer, Centocor, Check Point Software, DoubleClick, Gilead Sciences, Idec Pharmaceuticals, Illumina, Intel, Millennium Pharmaceuticals, Sirna Therapeutics, StrataCom, and Vontu. For more information, please visit Venrock’s website at www.venrock.com.

DURECT Forward-Looking Statement

The statements in this press release regarding the expected closing of this financing are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the potential that the financing described above does not close on the date anticipated or at all. Further information regarding these and other risks is included in DURECT’s Form 10-Q dated August 4, 2009 under the heading “Risk Factors.”

SOURCE:	DURECT Corporation
CONTACT:	Matthew J. Hogan, Chief Financial Officer, DURECT Corporation, 408-777-4936

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